Exhibit 10.1

The Bank must explain the important contents of this agreement to the applicant and provide a copy of the Basic Terms and Conditions of Bank Credit Transactions and this agreement.

[stamp:] Korean Government Stamp Duty KRW 350,000 Head of Namdaemun Tax Office Postage Paid No. 14 of 2014	[revenue stamp]	Self-identity verification and seal comparison	Associate	Supervisor	Assistant Manager	Branch Manager
		[initials]			[initials]	[initials]

Credit Loan Transaction Agreement (for Corporate Entities)

[stamp:] 211-87-65996

Glam Co., Ltd. Kim Kyung-Rae

298-42, Cheongbukjungang-ro, Cheongbuk-eup, Pyeongtaek-si, Gyeonggi-do, South Korea

Manufacturing LED (advertising light source device), etc.

November 28, 2023

Approval No.

Client Name: Glam Co., Ltd.

Date paid: Nov. 28, 2023

To Hana Bank Corp.,

Applicant /s/ Keong Rae Kim

I hereby acknowledge that the “Basic Terms and Conditions of Bank Credit Transactions (including the related receiving transaction terms and conditions in case of corporate, bankbook loans, and current loans)” apply to credit transactions with Hana Bank Co., Ltd. (hereinafter referred to as the “Bank”) in accordance with the conditions below. I approve and confirm each of the following provisions.

Article 1 Transaction Terms

The transaction terms are as follows.

(If there are multiple transaction methods, listen to the explanation from the Bank employee and mark “ V ” within the corresponding “ ☐ ”.)

Credit Loan Items (Credit Loan Type)	Loans for working capital/general funds	Classification of Transaction	☐ Loan Limit ☑ Individual
Credit Loan (Limit) Amount	KRW 1.5 billion
Credit Loan Commencement Date	☑ Loan execution (limit agreement) day ☐ Month Day 20__	Credit Loan Maturity Date	☑ From loan execution (limit agreement) day, one year____ month ☐ Month Day 20__
Interest Rate, etc.	☐ Fixed	☐ Base rate ( ) + ( ) % ☐ Until credit loan maturity date, annual %
	☑ Variable	☑ Base rate (3M CD) + (1.759) % [Variable cycle: (3) Months] ☐ Others ( )
Delay Compensation Rate	The delay compensation rate is determined by adding a (3)% overdue additional rate to the interest rate determined in Article 1 with a maximum of (15)% per annum.
Method to Calculate Interest, Fees and Delay compensation

Except as otherwise specified, a year is considered to have 365 days (366 days in leap years) and is calculated in units of 1 day. However, foreign exchange transactions follow international customs and commercial practices.

Early Repayment Fee	☑ Subject to fee ☐ Not subject to fee

☑ The early repayment fee is calculated as the amount of the early repayment loan x the early repayment interest rate x (number of days remaining on the loan ÷ loan period). It applies up to (3) years (including the extension of period) from the initial loan date.

※ Early repayment interest rate: (1.2) %

☐ Others ( )

Loan Limit Agreement Fee	☐ Subject to fee ☑ Not subject to fee	☐ Credit limit agreed amount × ( )% × agreement period ÷ 365 days (366 days in leap years, 360 days for foreign currency loans)
Fee for Not Using Agreed Limit	☐ Subject to fee ☑ Not subject to fee

☐ Unused amount of the loan limit (i.e., loan limit average balance – credit average balance during the operation period) x ( ) % x Operating period ÷ 365 days (366 days for leap years, 360 days for foreign currency loans)

Credit Loan Execution Method

☑The full amount is paid on the credit commencement date.

☐ The Bank confirms the use of the funds and the required amount based on supporting documents or goods in kind and classifies them.

☐ It carries out requests made by the person who meets certain requirements.

☐ Other ( )

Repayment Method

☑It is repaid in full at the maturity date of the credit loan period.

☐ It will be deferred for ( ) years and ( ) months from the date of credit loan commencement, and repayment will be made in installments every ( ) months from ( ) year, ( ) month, and ( ) day.

☐ Repayment is made in installments [☐ equal principal, ☐ equal principal and interest] on the ( ) day of every month.

☐ Repay freely, but repay in full in one lump sum on or before the maturity date of one revolving period, and in full on the maturity date of the credit loan period. (For bankbook loans and overdraft loans)

☑ Others (Equal repayment of loan principal, quarterly repayment of KRW 5 million, repayment cycle of 3 months)

※ Please note that account deposits made through automated devices or electronic financial media after closing banking hours may not be processed for repayment on the same day.

Interest Payment Timing and Method

☐ The first interest is paid in advance on the credit loan commencement date, and subsequent interest is paid in advance on the last day of calculation of the paid interest.

☐ Payment is made in advance by the day before the bill is due.

☑The initial interest is paid within (1) month from the credit loan commencement date, and subsequent interest is paid within (1) month from the day following the last day of calculation of the interest paid.

☐ Payment is made on the principal repayment date or monthly savings payment date.

☐ Payment is made on the ( ) day of every month.

☐ Payment is made on the expiration date of the credit loan period.

☐ Payment is made on the monthly settlement date determined by the Bank. (For bankbook loans and overdraft loans))

☐ Interest is paid in base rate fluctuation cycles from the credit loan origination date. (For loans using ISDA Compounded RFR of 1 month or longer))

☐ Others ( )

※ Please note that account deposits made through automated devices or electronic financial media after closing banking hours may not be processed for repayment on the same day.

① In the case of limit transaction credit loans, the one-time revolving period and the credit loan period of each individual loan can be set and operated within the agreed period, and the period must be as determined by the Bank.

② If I wish to use an individual loan within the limits of the credit loan category, I agree to submit an application in the form set by the Bank. However, this agreement must be applied even when submission of a separate application can be omitted as determined by the Bank.

③ For installment loans, the interest rate on each loan execution date is applied to each case.

Article 2 Changes in Loan Interest Rates

① When applying the interest rate stipulated in Article 1 as a variable interest rate, it can be applied in conjunction with the market interest rate or benchmark interest rate. In this case, the applicable interest rate is applied as follows.

1.
Market interest rate or benchmark interest rate refers to the 91-day CD distribution yield for KRW-denominated loans, the period-specific distribution yield for AAA-rated financial bonds, and the short-term COFIX interest rate. In the case of foreign currency loans, it refers to interest rates by period announced by authorized institutions in each country such as 1-month, 3-month, 6-month BSBYs, 1-month, 3-month, and 6-month TERM SOFRs, 1-month, 3-month, 6-month, and 12-month TIBORs, Compounded RFR, and 1-month, 3-month, 6-month, 12-month EURIBORs, etc.
2.
Each market interest rate or benchmark interest rate must follow the application method below.

a. The 91-day CD circulation yield is the rate of return announced by the Korea Financial Investment Association.

b. The distribution yield of financial bonds is the yield from the consolidated table of three bond rating companies among the yields notified by the Korea Financial Investment Association,

c. The short-term COFIX interest rate is the interest rate announced by the Korea Federation of Banks.

d. 1-month, 3-month, and 6-month BSBYs are the US dollar term interest rates announced by Bloomberg.

e. 1-month and 3-month TERM SOFRs, and 6-month TERM SOFR are the US dollar risk-free term interest rates announced by the US Chicago Mercantile Exchange (CME).

f. 1-month, 3-month, 6-month, and 12-month TIBORs are the JPY transaction interest rates between Japanese financial institutions announced by the Federation of Banks of Japan (Japanese Yen Tibor).

g. Compounded RFR is the risk-free term interest rate for each currency calculated and announced by Bloomberg according to the post-compounding methodology established by ISDA to replace LIBOR.

h. 1-month, 3-month, 6-month, and 12-month EURIBORs are the EUR transaction rates between European banks announced by the European Money Markets Institute (EMMI).

② In the event of loans linked to the market interest rate or benchmark interest rate in Paragraph 1, the interest rate calculated according to the application method below will be used as the base rate, plus the additional rate in Article 1, and the changed interest rate will be applied without separate notice.

1. In the case of linked loans using the interest rates from a to f of item 2 of Paragraph ① above, the latest market interest rate or benchmark interest rate announced on the business day immediately preceding the first loan equivalent date (if there is no first loan equivalent date, the last day of the relevant month) for each variable cycle specified in Article 1.

2. In the case of linked loans using the interest rate in g of item 2 of Paragraph ① above, the benchmark interest rate on which the interest rate compounding start date is 5 business days prior to the first loan equivalent date (if there is no first loan equivalent date, the end of the month) for each variable cycle set forth in Article 1.

3. In the case of linked loans using the interest rate in h of item 2 of Paragraph ① above, the latest market interest rate or benchmark interest rate announced 2 business days prior to the first loan equivalent date (if there is no first loan equivalent date, the last day of the relevant month) for each variable cycle set forth in Article 1.

benchmark interest rate must follow the application method below.

[partial seal] [partial seal]

③ In the event of applying the base interest rate of the interest rate in Article 1 as the Bank's internal base rate, the internal transfer price (FTP) determined by adding or subtracting a spread, etc. that reflects the characteristics of each fund from the market interest rate or benchmark interest rate determined by the Bank as the representative interest rate for each period.

④ In the event of applying the base rate of the interest rate in Article 1 as the receiving interest rate, whenever the interest rate of the receiving product provided as collateral changes, this will be used as the base interest rate, the additional rate in Article 1 will be added, and the changed interest rate will be applied without separate notice.

Hana Bank Corp

3-06-1103(22-1) (Revised 2023.01) (Retention period: 10 years from completion date) Reviewed by compliance officer No. 2022-Product-229

⑤ The early repayment interest rate for linked loans using the above Compounded RFR, will be applied with the interest rate plus the additional rate in Article 1 by taking the benchmark interest rate as the base rate when the day before 5 business days prior to the date equivalent to the change cycle prior to the early repayment date (if the previous equivalent date is a holiday, the previous business day) is the start date of interest rate compounding.

<Post-compounding Example>

1/10/2022: When executing a loan agreement using 3-month Compounded RFR, for the interest rate applied on 4/10/2022, the post-compounded interest rate during the period of 1/3/2022 which is a date 5 business days prior to 1/10/2022 to 4/3/2022 is applied.

Article 3 Early Repayment Fee

① If I wish to repay the loan I received from the Bank before the agreed loan due date (including the extended due date if the due date has been extended, hereinafter the same must apply), I must pay the early repayment fee under Article 1.

② Calculation of loan remaining days, etc. must be completed as follows.

1. Loan remaining days refer to the number of days from the repayment date to the day before the agreed loan due date, regardless of the repayment method, and is obtained by subtracting the number of elapsed days (the number of days from the first loan date to the repayment date) from the loan period.

2. The loan period is calculated as the number of days from the initial loan date to the agreed upon loan due date, but is set at 3 years (days) even if it exceeds 3 years.

3. The early repayment fee is applied within 3 years (including term extension) from the initial loan date.

③ In the following cases, the early repayment fee will be waived.

1. In the event that the loan remaining period is less than 1 month

2. In the event of exchanging foreign currency loans for other currencies (including KRW)

3. In the event of unavoidable early repayment due to the promotion of national projects for public interest, such as public expropriation of collateral items.

4. In the event of repayment of a deposit-secured loan (referring to a loan that is handled entirely within the effective collateral value range determined by the Bank using bank deposits, savings, installments, money trust beneficiary rights, etc. as collateral)

5. In the event of repayment of policy loan before the due date

6. In the event that the Bank recovers the loan before the due date due to loss of overdue profit, offset, corporate restructuring work (work-out), etc.

7. In the event of death of debtor or natural disaster

Article 4 Delay Compensation

① If interest, installment repayment, or installment repayment principal is not paid on the due date, delay compensation for the amount due will be paid from the next day.

② If the obligation is not fulfilled on the expiration date of the credit loan period or the benefit of the period as stipulated in Article 7 of the Basic Terms and Conditions of Bank Credit Transactions is lost (including the occurrence of the obligation to repurchase discounted bills pursuant to Article 9 of the Basic Terms and Conditions of Bank Credit Transactions), the delay compensation for the amount due will be paid from the next day.

③ In the case of a limit credit loan, delay compensation will be paid for the amount exceeding the limit due to overpayment, interest costs, etc. from the day after the limit is exceeded.

Article 5 Confirmation of total borrowing amount and notification of installment repayment date

① In the event of loans executed in installments, the total amount of the liability is confirmed after final execution, and the method of confirmation is based on the installment repayment date schedule, receipts, and other supporting materials.

② In the event of loans repaid in installments excluding savings loans and benefits, the Bank must prepare a schedule for installment repayment for the confirmed total amount of liability and notify it to the debtor.

Article 6 Reduction/Suspension

① In the event of loan limit transactions and loans issued in installments, when it is determined that specific reasons specified in the following items occur due to rapid changes in the national economic or financial situation or a significant deterioration of my credit status, etc., causing a significant disruption to the credit transaction, the Bank may reduce the loan (limit) amount under Article 1 or suspend credit loan execution despite the transaction period by notification. In this case, the I as the debtor must immediately repay the amount exceeding the limit due to the reduction.

1. Specific reasons for rapid changes in national economic and financial circumstances

a. In the event that the credit rating of the country or bank falls by two or more levels and a significant risk is expected in the Bank's financing.

b. In the event that circumstances such as requesting emergency funds from international organizations occur due to foreign exchange liquidity crisis, etc.

c. In the event of requesting a liquidity adjustment loan from the Bank of Korea for reasons such as insufficient solvency of the Bank

d. In the event of other sudden changes in the national economic or financial situation similar to the above reasons.

2. Specific reasons, such as significant deterioration of the person's credit status

a. In the event that my credit rating has dropped significantly (level 2 or higher, etc.)

b. In the event that normal credit transactions are difficult due to a change in the person in charge of management.

c. In the event that the external auditor's accounting audit results show an audit opinion of inadequate or rejected opinion.

d. In the event that news that is expected to result in a significant decline in one's credit status is confirmed to be true in credible mass media such as newspapers and TV.

e. In the event that a legal dispute arises, such as an investigation that may affect the person's credit rating or a lawsuit that may have a significant impact on business.

f. In the event of loss of profits within the deadline stipulated in Article 7 of the Basic Terms and Conditions of Bank Credit Transactions (for corporations)

g. In the event that other reasons similar to those listed above occur.

② If the reasons specified in Paragraph 1 are resolved and normal credit transactions are possible, the Bank will immediately resolve the reduction/suspension.

Article 7 Loan Limit Agreement Fee

① When agreeing to limit transaction credit, we agree to pay the limit agreement fee stipulated in Article 1. However, if it is decided to pay the unused fee within the agreed limit set forth in Article 1, the loan limit agreement fee will not be paid in duplicate.

② In the case of increasing the limit amount under Article 1, an additional loan limit agreement fee will be paid for the limit increase amount for the remaining days from the limit increase date to the agreement date.

③ If the agreed limit is changed (reduced, terminated, canceled, suspended) at the customer's request or due to reasons attributable to the customer as stipulated in the Basic Terms and Conditions of Bank Credit Transactions (for businesses) and this Agreement, the loan limit agreement fee will not be refunded.

Article 8 Fees for Not Using the Agreed Limit

① In the case of limit transaction credit, a fee for not using the agreed limit set forth in Article 1 will be paid.

② Calculation of credit average balance during operation period, etc. is as follows.

1. The credit average balance during the operating period for overdraft loans and bankbook-type limit transaction loans is the average balance for each day from the business day following the settlement date of the previous month to the settlement date of the current month.

Daily Balance = Closing Balance + {Intraday Highest Balance –

(Greater of the Opening Balance and Closing Balance)}

2. The credit average balance during the operating period for limit transaction loans other than the loans specified in Item 1 is the average balance for each day from the day following the final payment date of unused fees to the payment date.

3. Average balance of agreed limit is the average balance of the agreed limit during the operation period.

③ The payment timing and payment method for fees not used within the agreed limit are as follows.

Hana Bank Corp

3-06-1103(22-1) (Revised 2023.01) (Retention period: 10 years from completion date) Reviewed by compliance officer No. 2022-Product-229

1. For overdraft loans and bankbook-type limit transaction loans, the loan principal is added within the loan limit agreement amount on the day following the settlement date, agreement cancellation date, and maturity extension date. However, if the balance is a deposit, it will be deducted from the deposit.

2. If even a portion of the fee is not covered due to insufficient loan limit agreement amount, the shortfall amount will be repaid immediately or deposited into the relevant parent account for repayment, and the deposited funds will be used as a priority for repaying the insufficient fee.

3. In addition to the loans under Item 1, limit transaction loans without interest charges will be paid on the individual loan execution date, limit maturity extension date, and agreement cancellation date within the limit.

4. If there is a delay in payment of fees for not using the agreed limit, the Bank may take measures such as suspending additional credit.

Article 9 Agreement on Bankbook and Overdraft Loans

① In the event that there is a liability under this agreement, the funds deposited in the general bank account and checking account (hereinafter referred to as the “parent account” and the amount of securities are excluded from these funds until settlement, and the deposited securities, etc. are subject to this agreement and said to have been transferred to the Bank as collateral for the liability) will automatically be used to repay the loan.

② In the event that a request is made for payment in excess of the balance to the parent account or a request is made for automatic payment of regular payments or various charges, the loan amount must be paid or automatically paid through the parent account.

③ Interest and delay compensation must be deducted from the parent account or added to the loan within the credit limit amount specified in Article 1. If even part of the interest is not paid due to insufficient limit amount, the shortfall amount shall be repaid immediately or repaid to the relevant parent account. It is decided that the deposited funds will be used as a priority for repayment of accrued interest and delay compensation.

④ If there is a delay of 14 days from the date of payment of interest, the benefit of the period after the notification is lost in accordance with Article 7, Paragraph 2 of the Basic Terms and Conditions of Bank Credit Transactions (For Businesses), and delay compensation calculated at a pro rata rate determined for the full loan amount will be paid from the next day.

⑤ In the case of an overdraft loan, if I incur a debt to the Bank by paying a bill or check issued by myself pursuant to this agreement, such debt must be treated as a debt of indemnification and repaid in accordance with this agreement.

⑥ In the event of an overdraft loan, there must be no objection even if payment of bills or checks previously issued by myself is rejected due to reduction or suspension pursuant to Article 6.

⑦ If necessary, if it is anticipated that I will suffer the significant disadvantage due to the refusal by the Bank to pay the bill or check, a bills or checks issued by myself before the maturity date of the credit loan period may be paid even after the period, and this agreement must also apply to the loan amount resulting therefrom.

Article 10 Burden of Stamp Duty

① The stamp duty resulting from the preparation of this agreement is 50% borne by myself as the debtor and the Bank respectively.

② If the Bank pays the stamp duty on my behalf pursuant to Paragraph 1, I will repay it immediately in accordance with Article 4 of the Basic Terms and Conditions for Bank Credit Transactions.

Article 11 Repayment Currency and Exchange Rate

The principal and interest of foreign currency loans can be repaid in the borrowing currency or KRW, and when repaid in KRW, the applicable exchange rate is based on the customer wire transfer selling rate on the day of repayment.

Article 12 Collateral/Insurance

Unless otherwise indicated by the Bank, I hereby agree to provide the facility constructed or installed with the credit executed under this agreement as collateral to the Bank along with the land/building on which it is installed and other facilities therein, if requested by the Bank, I agree to subscribe to insurance of a type and amount agreed upon by the Bank and to establish a pledge right for the Bank on the right to claim the insurance money.

Article 13 Establishment of Security Interest

① In order to secure the debt under this agreement, a pledge right has been placed on the deposits indicated below, and the certificate (bankbook) has been delivered to the Bank.

② The effect of the pledge right in Paragraph 1 extends to the principal and profit rights (including the amount accumulated after this agreement), the interest and profit rights incidental thereto, special incentives, statutory incentives, etc.

③ Even if deposits, etc. are extended, rewritten, renewed, divided, merged, increased, decreased, or become subject to interest, the effect of the pledge right is approved, and if the trust that is the object of the deposit is extended or automatically extended due to delinquency, it is also approved that the effect extends to the beneficial interest therein.

④ The Bank may, without exercising the pledge right under Paragraph 1, set off the Bank's claims and deposits indicated below or make provision for proxy refunds and repayments in accordance with the Basic Terms and Conditions of Bank Credit Transactions.

☐ (Indication of deposits, etc. that are the objective of pledge right

Type	Certificate Name and Number	Holder or consignor	Amount (Agreed Amount)	Until . . 20__ Accumulated Deposit Amount	Certificate Date	Payment Due Date
	Account Number	Beneficiary

Article 14 Obligation to Maintain Repayment Capacity, etc.

① In order to maintain the ability to repay the debt resulting from this transaction agreement, I agree to maintain appropriate financial ratios as follows. If there is a separate financial structure improvement agreement, etc., it must be attached at the end of this transaction agreement and its contents must be considered as part of this transaction agreement.

Classification	20.	20.	20.	20.	20.
Debt Ratio Equity Ratio ( ) Ratio ( ) Ratio	% % % % % % % %	% % % % % % % %	% % % % % % % %	% % % % % % % %	% % % % % % % %

Hana Bank Corp

3-06-1103(22-1) (Revised 2023.01) (Retention period: 10 years from completion date) Reviewed by compliance officer No. 2022-Product-229

② If I wish to perform any of the following actions, I will consult with the Bank in advance.

1. Merger, business transfer, and sale/lease of important assets

2. Investment in fixed assets other than those intended for use in accordance with this transaction agreement

3. Guarantee for another person's debt

4. Entering a new business or investing overseas

5. In the event that there is a risk of significant changes in management, such as applying for corporate structure improvement (Work Out) or privatization.

6. Transfer of important assets for issuance of asset-backed securities

③ I agree to respond if the Bank requests the following actions as it recognizes that the need for follow-up management of this transaction agreement is significant.

1. Sale of real estate and securities held

2. Investment by controlling shareholders

3. Paid-in capital increase or initial public offering

④ The provisions of Paragraphs 1 to 3 apply only when there is a separate special agreement for each Paragraph between myself and the bank.

Article 15 Submission of Materials, etc.

① I agree to submit the following data requested by the Bank every period based on Articles 17 and 19 of the Basic Terms and Conditions for Credit Transactions and other data necessary for follow-up management of credit as requested by the Bank.

1. Every quarter: Value-added tax return, total balance trial balance, debt status table, sales forecast table by seller and product, etc.

2. Every half-year: semi-annual settlement report, value-added tax return, total balance trial balance, debt status table, sales forecast table by seller and product, etc.

3. Every year: certified public accountant audit report (financial statements), consolidated financial statements, certified copy of corporate register, business registration certificate, shareholder list, articles of incorporation, earned income tax collection table, business plan, estimated financial statements (3 years), status of major clients, copies of various licensing and technology certification-related documents (KS, ISO, patent rights, etc.), labor-management dispute confirmation, other product manuals, industry reference materials, etc.

4. At any time: trial balance of total balance, debt status table, documents confirming use of funds, etc.

② I agree to submit the following data requested by the Bank in order to understand the company's foreign exchange risk status and management status when evaluating my credit.

1. Current status of foreign exchange risk management organization and management regulations

2. Foreign currency fund procurement and operation status

3. Foreign currency derivatives transaction status

Article 16 Sanctions for Misappropriation of Funds other than Their Intended Purpose

① If the loan is used for purposes other than the intended purpose, the benefit of the period is lost in accordance with the relevant provisions of the Basic Terms and Conditions of Bank Credit Transactions, and the credit loan is obligated to be repaid immediately.

② Credit loans subject to follow-up inspection of the use of funds will be subject to the same sanctions as in Paragraph 1 if a loan usage statement is not submitted within 3 months from the date of processing.

③ In the first case of misappropriation for purposes other than the intended purpose, the handling of new loans is restricted for up to 1 year from the date of repayment of the credit loan, and in the case of second detection, the processing of new credit loans is restricted for up to 5 years from the date of repayment of the loan.

[stamp:] 211-87-65996

Glam Co., Ltd. Kim Kyung-Rae

298-42, Cheongbukjungang-ro, Cheongbuk-eup, Pyeongtaek-si, Gyeonggi-do, South Korea

Manufacturing LED (advertising light source device), etc.

Article 17 Other Special Matters

In the case that Glam Co., Ltd. [110111-3236662] does not increase its capital by USD 8.5 million or repay more than KRW 5 billion in loans by January 2024, this is a special agreement under the condition of loss of profits for the facility fund loan period.

	Myself	/s/ Keong Rae Kim
I have clearly received a copy of the Basic Terms and Conditions of Bank Credit Transaction and this agreement and have received a sufficient explanation and understand the main contents.	Myself	/s/ Keong Rae Kim

Hana Bank Corp

3-06-1103(22-1) (Revised 2023.01) (Retention period: 10 years from completion date) Reviewed by compliance officer No. 2022-Product-229